EXHIBIT 11


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                                 BAREFOOT INC.
                    COMPUTATION OF EARNINGS PER COMMON AND
                            COMMON EQUIVALENT SHARE




                                              THREE MONTHS                NINE MONTHS
                                           ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                           1996          1995          1996         1995
                                          ------        ------        ------       ------

NET INCOME                             $ 8,128,134   $ 7,603,331   $12,196,170   $12,479,954
                                       -----------   -----------   -----------   -----------

SHARES:
Weighted average number of shares
outstanding during the period           14,511,586    15,229,717    14,616,681    15,811,635

Shares issuable upon the exercise of
    stock options less shares
    repurchasable from the proceeds         18,395        78,733        29,079        83,975
                                       -----------   -----------   -----------   -----------
   Common and common equivalent
    shares outstanding                  14,529,981    15,308,450    14,645,760    15,895,610
                                       -----------   -----------   -----------   -----------

EARNINGS PER  COMMON
SHARE                                  $       .56   $       .50   $       .83   $       .79
                                       -----------   -----------   -----------   -----------

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